UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 21, 2006

DATA SYSTEMS & SOFTWARE INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-19771	22-2786081
(State or Other Jurisdiction of Incorporation)	(Commission file Number)	(IRS Employer Identification No.)

200 Route 17, Mahwah, New Jersey                       07430
(Address of Principal Executive Offices)                (Zip Code)

Registrant’s telephone number, including area code (201) 529-2026

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 12, 2006, the Board of Directors of Data Systems & Software Inc. (the “Company”) approved the terms of employment of Michael Barth, who has served as the Chief Financial Officer and Chief Accounting Officer of both the Company and its subsidiary dsIT Solutions Ltd. since November 2005. For the six years prior to his present position, Mr. Barth served as Deputy Chief Financial Officer and Controller of dsIT.

According to the terms of employment approved by the Board, Mr. Barth will be entitled to a salary of $100,000 per annum. The Company also agreed to continue to make payments to a “manager’s insurance” account to fund severance payments equal to one month’s salary for each year of service with the Company. The maintenance of such an account is typical for senior managers of Israeli Companies. In the event of a voluntary termination of Mr. Barth’s employment by the Company, these funded amounts plus an additional amount equal to two months salary would be payable to Mr. Barth. If terminated by the Company without cause, Mr. Barth will be entitled to a severance payment equal to 120% of his last month’s salary multiplied by the number of years of service he has provided to the Company and an additional payment equal to six months salary. Any amount in the manager’s insurance account would be credited against the required payment. Mr. Barth will also receive certain other standard benefits provided to Israeli employees generally.

In addition to the approval of the terms of Mr. Barth’s employment, the Company also approved the grant to Mr. Barth of options to purchase 50,000 shares of the Company’s Common Stock, par value $.01 per share. The options, to vest over three years, will be exercisable for five years at an exercise price of $2.65 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 28th day of July 2006.

DATA SYSTEMS & SOFTWARE, INC.

By: /s/ Sheldon Krause
Name: Sheldon Krause
Title: Secretary and General Counsel